UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHARTER FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 27, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Charter Financial Corporation, the holding company for CharterBank, which will be held on February 25, 2004 at 10:00 a.m., Eastern Time, at the CharterBank Training Center, 2900 20th Avenue, Valley, Alabama 36854.

The attached Notice of Annual Meeting and proxy statement describe the formal business that we will transact at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Charter Financial Corporation and CharterBank, and you will have an opportunity to ask questions.

The Board of Directors of Charter Financial Corporation has determined that an affirmative vote on all matters to be considered at the annual meeting is in the best interests of Charter Financial Corporation and its shareholders and unanimously recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Charter Financial Corporation and CharterBank, we thank you for your continued support and look forward to seeing you at the annual meeting.

Sincerely yours,

Robert L. Johnson

President and Chief Executive Officer

Main Office • 600 Third Avenue, West Point, Georgia 31833 • (706) 645-1391 • (800) 763-4444

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, February 25, 2004
Time:	10:00 a.m., Eastern time
Place:	CharterBank Training Center

2900 20th Avenue

Valley, Alabama 36854

At our 2004 annual meeting, we will ask you to:

1.	Elect two individuals to serve as a director for a term to expire in 2007. The nomination and corporate governance committee of the Board of Directors has nominated the following individuals for the term stated next to the individual nominee’s name:

Nominees	Term to Expire
John W. Johnson, Jr.	2007
William B. Hudson	2007

2.	Transact any other business as may properly come before the annual meeting.

You may vote at the annual meeting if you were a shareholder of Charter Financial Corporation at the close of business on December 31, 2003, the record date.

By Order of the Board of Directors,

William C. Gladden

Corporate Secretary

West Point, Georgia

January 27, 2004

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

GENERAL

Charter Financial Corporation is a federally chartered corporation organized in 2001 and is registered as a savings and loan holding company with the Office of Thrift Supervision (the “OTS”). Charter Financial Corporation serves as the holding company for CharterBank. First Charter, MHC owns 80% of the outstanding shares of Charter Financial Corporation’s common stock. Charter Financial Corporation is quoted on the National Market of The Nasdaq Stock Market under the symbol “CHFN.” As used in this proxy statement, “we”, “us” and “our” refer to Charter Financial Corporation and/or its subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about January 27, 2004 to all shareholders entitled to vote. If you owned common stock of Charter Financial Corporation at the close of business on December 31, 2003, the record date, you are entitled to vote at the annual meeting. On the record date, there were 19,822,405 shares of common stock outstanding.

QUORUM

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

VOTING RIGHTS

You are entitled to one vote at the annual meeting for each share of the common stock of Charter Financial Corporation that you owned as of the record date at the close of business on December 31, 2003. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “for” the proposals identified in the Notice of Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

Vote by First Charter, MHC

First Charter, MHC owns 80% of the outstanding shares of Charter Financial Corporation’s common stock. All shares of Charter Financial Corporation owned by First Charter, MHC will be voted in accordance with the instructions of the Board of Directors of First Charter, MHC. First Charter, MHC is expected to vote “for” all of the proposals identified in the Notice of Annual Meeting for which it is entitled to vote.

Vote Required

Proposal 1: Election of Directors	The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors. Because First Charter, MHC owns more than 50% of Charter Financial Corporation’s outstanding shares, we expect that First Charter, MHC will control the outcome of the vote on this proposal.

EFFECT OF BROKER NON-VOTES

If your broker holds shares that you own in “street name,” the broker may vote your shares on the proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a “broker non-vote.” Here is the effect of a “broker non-vote.”

•	Proposal 1: Election of Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

CONFIDENTIAL VOTING POLICY

Charter Financial Corporation maintains a policy of keeping shareholder votes confidential. We only let our Inspector of Elections and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

REVOKING YOUR PROXY

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Corporate Secretary;
•	submitting a signed proxy card bearing a later date; or
•	attending and voting in person at the annual meeting, but you also must file a written revocation with the Secretary of the annual meeting prior to the voting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Charter Financial Corporation.

SOLICITATION OF PROXIES

Charter Financial Corporation will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of Charter Financial Corporation and CharterBank may solicit proxies by mail, telephone and other forms of communication. Charter Financial Corporation will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

OBTAINING AN ANNUAL REPORT ON FORM 10-K

If you would like a copy of our Annual Report and/or Form 10-K and audited consolidated financial statements for the fiscal year ended September 30, 2003, filed with the Securities and Exchange Commission (“SEC”) on December 22, 2003, they are available through the investor relations section of our web site at www.charterbank.net. We will also send you one (without exhibits) free of charge. Exhibits may be obtained for a nominal charge. Please write to Bonnie F. Bonner, Assistant Corporate Secretary, Charter Financial Corporation, P.O. Box 472, West Point, Georgia 3183.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of Charter Financial Corporation.

The following table contains common stock ownership information for persons known to Charter Financial Corporation to “beneficially own” 5% or more of Charter Financial Corporation’s common stock as of December 30, 2003. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same shares. Charter Financial Corporation obtained the information provided in the following table from filings with the SEC and from its own records.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock	First Charter, MHC 600 Third Avenue West Point, Georgia 31833	15,857,924	80%

Security Ownership of Management.

The following table shows the number of shares of Charter Financial Corporation’s common stock beneficially owned by each director, and all directors and executive officers of Charter Financial Corporation as a group, as of December 30, 2003. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares.

Security Ownership of Management

Name	Position with Charter Financial	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding(3)
David Z. Cauble, III	Director	17,150	(4)	*
Jane W. Darden	Director	25,950	(5)	*
William B. Hudson	Director	15,950	(6)	*
John W. Johnson, Jr.	Chairman of the Board and Director	97,339	(7)	*
Robert L. Johnson	President, Chief Executive Officer, and Director	91,752	(8)	*
Thomas M. Lane	Director	15,550	(9)	*
David L. Strobel	Director	1,000		*
Lee Washam	Executive Vice President-CharterBank	43,126	(10)	*
Curtis R. Kollar	Chief Financial Officer	54,707	(11)	*
Other Executive Officers and ESOP		342,608	(12)	1.7%
All Executive Officers and Directors as a Group (10 Persons excluding ESOP)		705,132	(12)	3.6%

*	Less than one percent of the total outstanding shares of common stock.
(1)	See “Principal Shareholders of Charter Financial Corporation” for definition of “beneficial ownership.”
(2)	Each recipient of an award of RRP shares has no voting power and limited investment power in certain circumstances with respect to the unvested common stock covered by the award.
(3)	Based on a total of 19,822,405 shares of Charter Financial Corporation’s common stock outstanding as of December 31, 2003.
(4)	Includes 1,000 shares jointly held in connection with Mr. Cauble’s son, 400 for which Mr. Cauble is custodian, 3,800 unvested RRP shares and 1,000 shares of vested unexercised options.
(5)	Includes 5,000 shares held directly by Ms. Darden’s spouse, 5,000 shares for which Ms. Darden is a trustee, 3,800 unvested RRP shares and 1,200 shares of vested unexercised options.
(6)	Includes 3,800 unvested RRP shares and 1,200 shares of vested unexercised options.
(7)	Includes 50,000 shares held in Mr. Johnson’s Individual Retirement Account, 1,694 shares in the ESOP, 31,716 unvested RRP shares and 6,000 shares of vested unexercised options.
(8)	Includes 7,500 shares held in Mr. Johnson’s Individual Retirement Account, 7,705 shares held by Mr. Johnson’s 401(k) account, 2,500 shares held in his spouse’s Individual Retirement Account, 1,600 shares for which Mr. Johnson is custodian, 1,802 shares in the ESOP, 31,716 unvested RRP shares and 6,000 shares of vested unexercised options.
(9)	Includes 9,600 shares held jointly with Mr. Lane’s spouse, 3,800 unvested RRP shares and 1,200 shares of vested unexercised options.
(10)	Includes 10,500 shares held in Mr. Washam’s Individual Retirement Account, 514 shares in his 401(k), 1,612 shares in the ESOP, 6,000 unvested RRP shares and 1,500 shares of vested unexercised options.
(11)	Includes 14,178 shares held in Mr. Kollar’s 401(k), 7,200 shares in his Individual Retirement Accounts, 1,329 shares in the ESOP, 23,000 shares held jointly with his spouse, 6,000 unvested RRP shares and 1,500 shares of vested unexercised options.
(12)	The figures shown for each of the executive officers named in the table do not include 262,494 shares held in trust pursuant to the ESOP that have not been allocated as of December 30, 2003 to any individual’s account and as to which each of the executive officers named in the table share voting powers with the other ESOP participants. The figure shown for Other Executive Officers and ESOP and for all directors and executive officers as a group includes 262,494 as to which members of CharterBank’s Compensation Committee (consisting of Messrs. Hudson, Strobel, Lane, Cauble and Ms. Darden) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See “Benefit Plans-Employee Stock Ownership Plan”.

DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

PROPOSAL 1

ELECTION OF DIRECTORS

General

Nominees	Term to Expire
William B. Hudson	2007
John W. Johnson, Jr.	2007

Each nominee is currently serving on Charter Financial Corporation’s Board of Directors. If you elect all the nominees listed above, they will hold office until the annual meeting in 2007, until their successors have been elected and qualified or they are otherwise unable to complete their term.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

The Board of Directors unanimously recommends a vote “For” all of these nominees for election as directors.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

During the year the Charter Family suffered a great loss in the passing of Director Terry Taunton, who was only 53 years of age. He died almost without prior notice on the 30th day of May. Terry had served as director for 26 years. Terry served as Chairman of our Loan Committee for many years. He was always present, always on time and well-informed. He succeeded his late father, Mack Taunton, who was one of the original organizers of CharterBank. He was a great director and will be sorely missed.

In August, 2003, David L. Strobel, former chairman of Eagle Bancshares, joined the board to serve the remainder of former Director Taunton’s term.

Nominees and Continuing Directors

Nominees	Age(1)	Term Expires	Position(s) Held with Charter Financial Corporation	Director Since(2)
John W. Johnson, Jr.	83	2007	Chairman of the Board and Director	1954
William B. Hudson	74	2007	Director	1975

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Charter Financial Corporation	Director Since(2)
David Z. Cauble, III	51	2005	Director	1996
Jane W. Darden	53	2006	Director	1988
Robert L. Johnson	50	2005	President, Chief Executive Officer and Director	1986
Thomas M. Lane	49	2006	Director	1996
David Strobel	52	2005	Director	2003

(1)	At December 31, 2003.
(2)	Includes terms served on the Board of Directors of CharterBank.

Biographical Information

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

Nominees

William B. Hudson. Mr. Hudson is an Account Executive for Salomon Smith Barney. He has been employed in the brokerage business for the past 39 years. Mr. Hudson graduated from the University of Georgia with a degree in business with Postgraduate studies at Auburn University.

John W. Johnson, Jr. Mr. Johnson is the founder of CharterBank and has served as Chairman of the Board of CharterBank since 1954 and of Charter Financial Corporation since its inception in 2001. Mr. Johnson also served as the President of CharterBank from 1954 to 1996. He practiced law in Lanett, Alabama, for over 50 years and served in the Alabama State Senate from 1950 to 1954. Mr. Johnson graduated from the University of Alabama and the University of Alabama School of Law and also served as First Lieutenant in the U.S. Army during World War II. Mr. Johnson is the father of Robert L. Johnson.

Continuing Directors

David Z. Cauble, III. Mr. Cauble is self-employed as a food service consultant and investor. He was the Owner and President of Vend-All Company in LaGrange, Georgia, until its sale in 1996. Mr. Cauble graduated from Washington & Lee University. Other affiliations of Mr. Cauble include: Chairman of Cobb Foundation, Young Presidents’ Organization and First United Methodist Church Foundation.

Jane W. Darden. Ms. Darden is a homemaker and part-time bookkeeper. She was formerly employed in the banking field for 5 years. She has a B.A. in Psychology from Converse College. Ms. Darden serves on the Parsonage and the Staff Parish Relations Committees at West Point First United Methodist Church.

Robert L. Johnson. Mr. Johnson has been the President and Chief Executive Officer of Charter Financial Corporation since its inception in 2001 and President and Chief Executive Officer of CharterBank since 1996. Prior to that time, he served as Financial Analyst, then Senior Vice President and Chief Financial Officer. He began continuous service with CharterBank in 1984. Mr. Johnson has an undergraduate degree from Vanderbilt University and a Master’s Degree in Business Administration with a concentration in Finance from the University of Alabama. He is a graduate of the Graduate School of Community Bank Management. He is also currently on the board of Chattahoochee Valley Hospital Society and is Chairman of The Charter Foundation. Mr. Johnson is also affiliated with the West Point Rotary Club. Mr. Johnson is the son of John W. Johnson, Jr.

Thomas M. Lane. Mr. Lane has been the Senior Vice President and Treasurer of WestPoint Stevens, Inc. since March 2000 and previously served as its Treasurer from 1997 to 1999. Prior to that time, he served as Controller of Budgets and Analysis for WestPoint Pepperell, the predecessor of West Point Stevens, Inc. He has been continuously employed in various financial and accounting positions with West Point Stevens and its predecessor companies since June 1976. Mr. Lane received his B.S. in Business Administration from Auburn University in 1976. He also serves on the board of directors for the Chattahoochee Valley Hospital Society.

David L. Strobel. Mr. Strobel is the Executive Vice President and General Manager of Shannon, Strobel and Weaver Constructors & Engineers, Inc. He received his B. S. in Mechanical Engineering from the University of Notre Dame in 1973, and is a Registered Professional Engineer in 18 states. Mr. Strobel served as a member of the Board of Directors of EBA Bancshares and Eagle Bank of Alabama from 1998 until their acquisition by CharterBank in 2003. In February 1999 he assumed the position of chairman. He joined the Board of Directors of CharterBank and Charter Financial Corporation in August 2003. Mr. Strobel’s other affiliations include: City of Auburn Board of Education, Cystic Fibrosis Foundation, American Lung Association, and several professional societies.

Executive Officers Who are Not Directors

Curtis R. Kollar. Mr. Kollar, 51, is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). He has been the Vice President & Treasurer of CharterBank since 1991 and was named Chief Financial Officer of Charter Financial Corporation in October of 2001 and of CharterBank in January of 2001. He has an undergraduate degree from Ohio Wesleyan and an MS in Accounting from Syracuse University. He is a graduate of the Graduate School of Community Bank Management. Mr. Kollar has 18 years experience in the banking field. Current affiliations of Mr. Kollar include: The West Point Rotary Club.

William C. Gladden. Mr. Gladden, 51, has been the Vice President and Secretary of Charter Financial Corporation since October 2001 and of CharterBank since 1991. He was also a Director of CharterBank 1988 to 1990. He was the Manager of Telecommunications for West Point Pepperell from 1984 to 1990. Mr. Gladden earned his B.S. in Management from Georgia Tech in 1976. In 2002 he completed his M.S. in technology also from Georgia Tech. In addition he is a graduate of the National School of Banking of Americas Community Bankers. Current affiliations of Mr. Gladden include: Chambers County Library Board, Troup-Chambers Habitat for Humanity, Chattahoochee Valley Healthcare Foundation, Junior Achievement and West Point Rotary Club. He also serves on the board of directors for The Charter Foundation.

Lee Washam. Mr. Washam, 42, has been a Vice President and Senior Credit Officer of CharterBank since April 2000 and was named Executive Vice President in January of 2001. Mr. Washam is the former Executive Vice President of First Flag Bank, LaGrange, Georgia, and has over 20 years of banking experience. Mr. Washam received his B.S. in Business Administration from LaGrange College in 1983 and is a 1995 graduate of The Graduate School of Banking at Louisiana State University. Mr. Washam’s current affiliations include: LaGrange Noon Lions Club, Member of the Board of Directors for Georgia Community Bankers Association, New Community Church, and LaGrange/Troup Chamber of Commerce.

Meetings and Committees of the Board of Directors

Charter Financial Corporation’s Board of Directors currently consists of seven members. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Charter Financial Corporation. Charter Financial Corporation’s executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the board which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman, other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors of CharterBank held 14 meetings during the fiscal year ended September 30, 2003. Each incumbent director attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

Shareholder Communications with our Board of Directors

Shareholders may contact Charter Financial Corporation’s Board of Directors by contacting Bonnie F. Bonner, Assistant Corporate Secretary, at Charter Financial Corporation, P.O. Box 472, West Point, Georgia, 31833 or (706)654-3202. All comments will be forwarded directly to the Chairman of the Board of Directors.

We believe that the annual meeting is an opportunity for shareholders to communicate directly with our Directors. At the 2003 Annual Meeting, all of the members of the Board of Directors were in attendance. If you would like an opportunity to discuss issues directly with our directors, please consider attending this annual meeting of Charter Financial Corporation.

Committees of the Board

The Board of Directors of Charter Financial Corporation has established the following standing committees:

Executive Committee	The Executive Committee exercises the powers of the Board of Directors between board meetings. Directors Darden, Robert L. Johnson and any other outside director currently serve as members of the committee. John W. Johnson, Jr. serves as an ex officio member of the Executive Committee. Ms. Darden is the Chairperson of the committee. The Executive Committee of Charter Financial had no meetings during the 2003 fiscal year.

Audit Committee	The Audit Committee is chaired by Director Cauble, with Directors Hudson, Strobel, Lane and Darden as members. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The board of directors of the Company has adopted a written charter for the Audit Committee which was revised on November 25, 2003. A copy of the revised charter is attached as Appendix A. All members of the Audit Committee are independent directors as defined under The Nasdaq Stock Market listing standards. In accordance with provisions of the Sarbanes-Oxley Act of 2002, Director Lane meets the requirements of Audit Committee Financial Expert and has been so designated by the Board of Directors. The committee met five times in the 2003 fiscal year.

Personnel and Compensation Committee	The Personnel and Compensation Committee provides advice and recommendation to the Board of Directors in the areas of employee salaries and benefit programs. Directors Hudson, Darden, Strobel, Lane and Cauble currently serve on the committee. All members of the Personnel and Compensation Committee are independent directors as defined under the Nasdaq Stock Market listing standards. Mr. Lane is the Chairperson of the committee. The Board of Directors of the company adopted a written charter for the Personnel and Compensation Committee on October, 19, 2003. The Personnel and Compensation Committee of Charter Financial met two times in the 2003 fiscal year.

Nominating/ Corporate Governance Committee	The Nominating/Corporate Governance Committee for fiscal year 2003 was chaired by Director Cauble, with Directors Lane and Darden serving as members. The committee met once in fiscal year 2003. All members of the Nominating/Corporate Governance Committee are independent directors as defined under the Nasdaq Stock Market listing standards. The Nominating/Corporate Governance Committee formulates our corporate governance guidelines and determines the qualification and independence of directors and committee members. The committee is responsible for nominating persons for election to the board of directors and also reviews if shareholder nominations (if any) comply with the notice procedures set forth in the Company’s bylaws. The Board of Directors has adopted a written charter for the Nominating/Corporate Governance Committee, a copy of which is attached hereto as Appendix B.

Shareholders may nominate directors for election by delivering the nomination in writing to the secretary at the principal executive offices of Charter Financial Corporation at least five (5) days prior to the date of the annual meeting. The notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, and (iii) such person’s written consent to serve as a director, if elected; and (b) as to the shareholder giving the notice (i) the name and address of the shareholder and (ii) the class and number of shares of the Charter Financial Corporation which are owned of record by the shareholder. Upon delivery, nominations shall be posted in a conspicuous place in each office of the Charter Financial Corporation. Ballots bearing the names of all the persons nominated by the Nominating/Corporate Governance Committee and by shareholders shall be provided for use at the annual meeting. However, if the Nominating/Corporate Governance Committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

It is the policy of the Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee.

John W. Johnson, Jr. and William B. Hudson were each nominated by the non-management, independent directors that comprise the Nominating/Corporate Governance Committee. As of December 31, 2003, the Nominating/Corporate Governance Committee had not received any shareholder recommendations for nominees in connection with the 2004 Annual Meeting.

AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

During the 2003 fiscal year, the Audit Committee of Charter Financial Corporation’s Board of Directors held five meetings to discuss matters consistent with its duties. The Audit Committee’s membership was comprised of Directors Darden, Hudson, Strobel, Lane and Cauble, with Mr. Cauble serving as Chairperson.

Each member of Charter Financial Corporation’s Audit Committee is independent as defined under the National Association of Securities Dealers’ listing standards. Charter Financial Corporation’s Audit Committee operates under a written charter approved by the Board which was revised on November 25, 2003. A copy of this charter is attached as Appendix A. In accordance with provisions of the Sarbanes-Oxley Act of 2002, Director Lane meets the requirements of Audit Committee Financial Expert and has been so designated by the Board of Directors.

Charter Financial Corporation’s Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to:

(1)	Serve as an independent and objective party to monitor Charter Financial Corporation’s financial reporting process and internal control systems;
(2)	Review and appraise the audit efforts of Charter Financial Corporation’s independent auditors and internal audit department;
(3)	Review Charter Financial Corporation’s quarterly financial performance, as well as its compliance with laws and regulations;
(4)	Oversee management’s establishment and enforcement of financial policies; and
(5)	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department, and the Board.

Charter Financial Corporation’s Audit Committee has reviewed and discussed the audited financial statements of Charter Financial Corporation for the fiscal year ended September 30, 2003 with management and KPMG LLP, Charter Financial Corporation’s independent auditors. Charter Financial Corporation’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with KPMG LLP.

Principal Accountant Fees and Services

During the fiscal years ended September 30, 2002 and September 30, 2003, CharterBank retained and paid KPMG LLP to provide audit and other services as follows:

Audit Fees
	2003	2002
Audit	204,815	200,400

Audit Related Fees(1)	67,250	73,875

Tax Fees (2)	73,800	35,000

All Other Fees(3)	0	50,900

Total(4)	350,150	355,900

1)	Includes testing of FDICIA controls and related reporting, includes benefit plans audits, specific procedures and reporting required by FHLB and Freddie Mac.
2)	Includes income tax preparation and corporate tax planning.
3)	Includes acquisition due diligence assistance and a review of disclosure controls.
4)	Does not include $7,500 in 2002 and $20,400 in 2003 paid by First Charter MHC for audit and tax fees.

Charter Financial Corporation’s Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with Audit Committees”), has discussed the independence of KPMG LLP and considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

Based on the review and discussions noted above, Charter Financial Corporation’s Audit Committee recommended to the Board that Charter Financial Corporation’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as filed with the SEC on December 22, 2003.

Charter Financial Corporation

Audit Committee

David Z. Cauble, III, Chairperson

Jane W. Darden

William B. Hudson

Thomas M. Lane

David L. Strobel

A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if she or he so desires. Charter Financial Corporation’s Audit Committee has recommended and the Board of Directors has reappointed KPMG LLP as independent auditors for fiscal year 2004.

DIRECTOR COMPENSATION

Meeting Fees. Charter Financial Corporation pays its directors an annual retainer of $2,000 and an attendance fee of $200 for each Board meeting attended or $100 if the meeting is held in conjunction with another meeting of CharterBank, Charter Financial Corporation or First Charter, MHC. In addition, Charter Financial Corporation maintains an Executive Committee, an Audit Committee, a Personnel and Compensation Committee and a Nominating and Corporate Governance Committee and pays an attendance fee of $200 or $100 per meeting to directors depending upon whether the meeting is in conjunction with another meeting or stands alone.

CharterBank pays each director an annual retainer of $8,000, plus $500 for each Board meeting attended. CharterBank maintains five standing committees. The Chairman of the Board of Directors and each committee chairperson receives an annual chairmanship retainer of $1,000. Committee attendance fees are paid to directors equal to $200 per meeting attended or $100 if the meeting is held in conjunction with another Board or committee meeting.

CharterBank and Charter Financial Corporation paid Board and Committee fees totaling $151,300 to its directors for the fiscal year ended September 30, 2003.

First Charter, MHC meets as needed and pays its directors a fee of $500 per meeting attended.

Directors were not reimbursed for expenses for travel, lodging or other to attend board and committee meetings.

EXECUTIVE OFFICER COMPENSATION

The report of Charter Financial Corporation’s Compensation Committee included in this section is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, the report is not to be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the 1934 Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Personnel and Compensation Committee is composed of Directors Darden, Hudson, Strobel, Lane and Cauble, with Mr. Lane serving as Chairperson. None of the members of the Committee were officers or employees of Charter Financial Corporation or its subsidiaries during the 2003 fiscal year or in prior years. Each member of the Personnel and Compensation Committee is independent as defined under the National Association of Securities Dealers listing standards.

The Personnel and Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. Compensation of the President and Chief Executive Officer and other executive officers for the fiscal year ended September 30, 2003 was paid by CharterBank and determined by the Board of Directors of CharterBank upon the recommendation of the Personnel and Compensation Committee.

The Committee reviews the compensation and benefits programs for all executive officers on an annual basis. Recommendations and rationale of CharterBank’s President and Chief Executive Officer are taken into consideration during such review. The President and Chief Executive Officer did not participate in the Committee’s decision regarding his own compensation review and recommendation.

The Committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Charter Financial Corporation’s stockholders, and competitiveness with the external marketplace. To this end, the Committee reviewed the compensation practices of a peer group of companies with similar size and business mix to that of CharterBank in order to develop recommendations for CharterBank’s executive officers.

CharterBank’s compensation program for executive officers consists of: base salary, and short-term and long-term incentive awards including stock options, ESOP and a management recognition plan.

Base Salaries. Salary levels recommended by the Committee are intended to be competitive with salary levels of the companies in CharterBank’s peer group, commensurate with the executive officers’ respective duties and responsibilities, and to reflect the financial performance of CharterBank. After a comprehensive review, base salaries for the fiscal year ended September 30, 2003 were increased 4% on average for the covered executive officers, a level deemed appropriate using the above criteria.

Stock Options. Charter Financial previously implemented the 2001 Stock Option Plan under which executive officers and directors may be eligible to receive awards. The Personnel and Compensation Committee has determined the stock option grants based on the financial performance achieved by CharterBank and the level of long-term incentive awards made by companies in the peer group. For the fiscal year ended September 30, 2003, no options were granted to eligible employees or directors.

Recognition and Retention Plan. Charter Financial previously implemented the 2001 Recognition and Retention Plan (RRP) under which executive officers and directors may be eligible to receive restricted stock awards. The Personnel and Compensation Committee has determined the restricted stock awards based on the financial performance achieved by Charter Financial and the level of long-term incentive awards made by companies in the peer group. During fiscal year ended September 30, 2003, no additional RRP awards were granted to the eligible employees and directors.

Incentive Compensation Plan. CharterBank maintains an incentive compensation plan. This plan includes all employees not covered by another cash incentive compensation plan. A target bonus award has been set for each employee expressed in a cash amount, which varies based on the employee’s salary grade in CharterBank’s salary grade system. During the first quarter of 2003, the Board of Directors set corporate goals, which include credit and marketing productivity as well as financial targets for achievement under the plan. The incentive payments are also based on individual and business line components. Attainment of these components as well as the corporate goals represented by the Balanced Scorecard determines the payout for each individual covered by the incentive compensation plan. CharterBank typically pays a portion of these bonuses in cash shortly after the end of the fiscal year.

President and Chief Executive Officer. The Personnel and Compensation Committee developed the following recommendations for Mr. Robert L. Johnson’s compensation in 2003 as President and Chief Executive Officer: (1) Mr. Robert Johnson’s base salary was increased to $202,038, representing a 4% increase from 2002, and (2) under the criteria of the incentive component, the Committee awarded the President and Chief Executive Officer a bonus in the amount of $80,146.

Charter Financial Corporation

Personnel and Compensation Committee

Thomas M. Lane, Chairperson

David Z. Cauble, III

Jane W. Darden

William B. Hudson

David L. Strobel

Compensation Committee Interlocks and Insider Participation.

During fiscal 2003, there were no interlocks between members of the compensation committee or executive officers of Charter Financial Corporation and corporations with respect to which such persons are affiliated.

PERFORMANCE GRAPH

The following graph compares Charter Financial Corporation’s total cumulative shareholder return by an investor who invested $100.00 on October 17, 2001, the date of Charter Financial Corporation’s initial public offering, to September 30, 2003, to the total return by an investor who invested $100.00 in each of the Russell 2000 Index and the Nasdaq Bank Index for the same period.

SUMMARY COMPENSATION TABLE

Summary Compensation Table. The following table provides information about the compensation paid to our President and Chief Executive Officer and to the other most highly compensated executive officers whose annual salary and bonus for fiscal 2003 was at least $100,000.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compensation (e)
		Salary	Bonus	Other Annual Compensation (a)	Awards		Payouts
					Restricted Stock Awards ($) (b)	Options (#) (c)	LTIP Payouts(d)
John W. Johnson, Jr.,	2003	$145,762	$37,700	–	–	–	$26,375	$29,855
Chairman	2002	$138,255	$22,714	$558	$1,094,202	30,000	$14,987	$2,076
	2001	$130,164	$34,873	–	–	–	$44,030	$6,160

Robert L. Johnson,	2003	$202,038	$80,146	–	–	–	$44,693	$234,472
President and	2002	$194,522	$46,526	$6,564	$1,094,202	30,000	$33,620	$138,743
Chief Executive Officer	2001	$173,357	$69,415	–	–	–	$67,281	$6,742

Lee Washam,	2003	$141,299	$35,550	–	–	–	$20,801	$28,187
Executive Vice President	2002	$135,282	$26,053	–	$207,000	7,500	$9,497	$1,755
–CharterBank	2001	$104,427	$31,791	–	–	–	$3,208	$3,698

Curtis R. Kollar,	2003	$107,547	$27,022	–	–	–	$21,233	$22,849
Chief Financial Officer	2002	$105,003	$15,913	$7,214	$207,000	7,500	$11,109	$1,705
	2001	$85,423	$20,577	–	–	–	$27,294	$4,880

(a)	Reflects cash payments in settlement of rights under the Mutual Fund Option Plan. CharterBank also provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of CharterBank believes that the aggregate value of these benefits for 2003, 2002 and 2001 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.

(b)	Pursuant to the RRP, Messrs. Johnson, Jr., Johnson, Washam and Kollar were awarded 39,645, 39,645, 7,500 and 7,500 shares of restricted stock, respectively as of July 30, 2002, which vest in 20% increments on August 1st of each year, with the first installment scheduled to vest on August 1, 2003. Dividends attributable to such shares are held in trust and paid to the award recipient when the underlying shares vest. The dollar amounts shown in the table for 2002 are based on the fair market value of a share of common stock on July 30, 2002 which was $27.60. The aggregate fair market value of the restricted stock awards made to Messrs. Johnson, Jr., Johnson, Washam and Kollar were $1,223,048, $1,223,048, $231,375, and $231,375, respectively, on September 30, 2003, based on a closing price of $30.85 per share. During the fiscal years ended September 30, 2001 and 2000, neither Charter Financial Corporation nor CharterBank maintained any restricted stock plans.

(c)	Represents shares of common stock as to which the named individuals have the right to acquire beneficial ownership pursuant to the exercise of options. These options were granted on September 12, 2002 pursuant to the 2001 Stock Option Plan with an exercise price of $29.26, and vest in 20% increments on September 12th of each year. The first installment vested on September 12, 2003.

(d)	For 2001, reflects payments based on phantom stock appreciation rights under CharterBank’s phantom stock program, which was terminated in April 2002 and replaced by a deferred bonus program under which benefits may accrue beginning in fiscal 2003. For 2002, reflects payments made under an interim incentive program which was implemented by CharterBank until benefits could accrue under the deferred bonus program. For 2003, reflects payments made pursuant to the deferred bonus program.

(e)	Includes the following components for fiscal 2003, 2002 and 2001: (1) employer matching contributions to the CharterBank 401(k) Plan: Mr. John W. Johnson, Jr. $0, $1,458 and $5,250; Mr. Robert L. Johnson, $0, $579 and $5,250; Mr. Lee Washam, $0, $1,575 and $3,654; and Mr. Curtis R. Kollar, $0, $1,462 and $4,694; and (2) dollar value of premium payments for life insurance coverage provided by CharterBank: Mr. John W. Johnson, Jr., $0, $618 and $618; Mr. Robert L. Johnson, $420, $270 and $265; Mr. Lee Washam, $241, $180 and $0; and Mr. Curtis R. Kollar, $439, $243 and $186. Also, contributions under the ESOP for fiscal 2003 representing the fair market value of the allocation: Mr. John W. Johnson, Jr., $29,855; Mr. Robert L. Johnson, $33,209; Mr. Lee Washam, $27,946; and Mr. Curtis R. Kollar, $22,410. Also, with respect to Mr. Robert L. Johnson for fiscal years 2003 and 2002, includes $200,843 and $137,894 respectively, representing nonqualified supplemental ESOP and 401(k) plan benefits credited on his behalf under the Benefit Restoration Plan described later in this document.

EMPLOYMENT AGREEMENTS

Charter Financial Corporation and CharterBank entered into parallel employment agreements with Mr. Robert Johnson to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years beginning as of October 16, 2001, the effective date of the reorganization, and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $183,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Charter Financial Corporation and CharterBank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, Charter Financial Corporation and CharterBank will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years, but not to exceed three times the executive’s average annual compensation for the five years preceding the year in which his employment terminates. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office, or membership on the board of directors;
•	material reduction in duties, functions or responsibilities; involuntary relocation of the executive’s principal place of employment to a location over 35 miles in distance from CharterBank’s principal office in West Point, Georgia and over 35 miles from the executive’s principal residence; or
•	other material breach of contract by Charter Financial Corporation or CharterBank which is not cured within 30 days.

The employment agreements also provide uninsured death and disability benefits. The agreement was renewed in 2003.

CHANGE OF CONTROL AGREEMENTS

CharterBank entered into a two-year change of control agreement with Bonnie F. Bonner and one-year change of control agreements with Curtis R. Kollar, William C. Gladden, and Lee Washam. These agreements are guaranteed by Charter Financial Corporation. The term of these agreements is perpetual until CharterBank gives notice of non-extension, at which time the term is fixed for two years in the case of the two year agreements and one year in the case of the one-year agreements.

Generally, CharterBank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CharterBank or Charter Financial Corporation signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years in the case of officers with a two-year agreement, and one year in the case of officers with a one-year agreement. CharterBank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the board of directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from CharterBank’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

BENEFIT PLANS

401(k) Plan. CharterBank has adopted the 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of CharterBank who have completed at least three months of service. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code. Under the 401(k) Plan, CharterBank made a matching contribution equal to 50% of the first 8% of compensation deferred by the participant. Effective January 1, 2002 CharterBank no longer makes any matching contributions.

The 401(k) plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. Participants were allowed to purchase Charter Financial Corporation common stock issued in the reorganization. Participants direct the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service with CharterBank. The plan took effect at the completion of the reorganization on October 16, 2001. Charter Financial Corporation made a loan to the ESOP to purchase 8% of the shares sold in the initial offering to persons other than First Charter, MHC, or 317,158 shares.

Although contributions to this plan are discretionary, CharterBank intends to contribute enough each year to make the required principal and interest payments on the loan from Charter Financial Corporation. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2001 through 2031. Although the repayment period of the ESOP loan is scheduled over a 30-year term, we may prepay a portion of the principal which would trigger the release of additional ESOP shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year subject to certain compensatory limitations for tax qualified plans. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Benefit Restoration Plan. CharterBank has also established the Benefit Restoration Plan in order to provide restorative payments to selected executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under the 401(k) Plan. Currently, only the President and Chief Executive Officer has been selected for participation. The restorative payments consist of payments in lieu of shares that cannot be allocated to the participant’s account under the ESOP and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. Also, in the case of a participant who retires before the repayment in full of the ESOP’s loan, the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

Incentive Compensation Program. CharterBank maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective, pre-established performance goals. The plan consists of an incentive program which rewards performance based on the achievement of key operating goals. All noncommissioned employees who are not covered under another cash incentive compensation plan are eligible to participate. A portion of these incentive payments are paid annually and the remaining portion of these incentive payments are paid in equal installments over the following one to three years, depending on the employee’s position in the company.

Mutual Fund Option Plan. Until plan termination in August 2002, CharterBank maintained the CharterBank Mutual Fund Option Plan under which certain key employees and directors of CharterBank were permitted to purchase options on shares of selected mutual funds for the purpose of deferring income for tax purposes. In addition, The Board of Directors could, from time to time, grant such options to key employees as part of an incentive compensation program.

2001 Stock Option Plan. The Charter Financial Corporation 2001 Stock Option Plan was adopted by our Board of Directors and approved by our shareholders. The purpose of this plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in Charter Financial Corporation. A total of 707,943 shares have been reserved for issuance under this plan. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan.

There were no grants of options that were made to the executive officers pursuant to the Option Plan during fiscal 2003. The Option Plan does not provide for the grant of stock appreciation rights.

The following table provides the value for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on September 30, 2003, the last trading day of the Charter Financial’s 2003 fiscal year, which was $30.85 per share. The first installment of options became exercisable on September 12, 2003. The next installment becomes exercisable on September 12, 2004.

2003 Fiscal Year End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SAR at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options/SARs at Fiscal Year-end (1) ($) Exercisable/Unexercisable
John W. Johnson, Jr.	–	–	6,000 /24,000	9,540 /38,160
Robert L. Johnson	–	–	6,000 /24,000	9,540 /38,160
Lee Washam	–	–	1,500 / 6,000	2,385 / 9,540
Curtis R. Kollar	–	–	1,500 / 6,000	2,385 / 9,540

(1)	The stock price at September 20, 2003 was $30.85 which represents a $1.59 spread between the stock price and each option’s exercise price of $29.26 per share.

2001 Recognition and Retention Plan. The Charter Financial Corporation 2001 Recognition and Retention Plan was adopted by our Board of Directors and approved by our shareholders. Similar to the Stock Option Plan, the 2001 Recognition and Retention Plan (“RRP”) functions as a long-term incentive compensation program for eligible officers, employees and outside directors of Charter Financial Corporation and CharterBank. The members of the Board’s Compensation Committee, who are disinterested directors, (“RRP Committee”) administer the RRP. Charter Financial Corporation pays all costs and expenses of administering the RRP.

As required by the terms of the RRP, Charter Financial Corporation has established a trust (“Trust”) and has funded the purchase of 283,177 shares of common stock, the maximum number of restricted stock awards (“Restricted Stock Awards”) that may be granted under the RRP. Shares of common stock subject to a Restricted Stock Award are held in the Trust until the Award vests at which time the shares of common stock attributable to the portion of the Award that have vested are distributed to the Award holder. An Award recipient is entitled to receive cash dividends with respect to the shares of common stock subject to his Award upon the vesting of the Award to which the dividends relate.

Restricted Stock Awards are granted under the RRP on a discretionary basis to eligible officers, executives and outside directors selected by the RRP Committee. All outstanding Restricted Stock Awards are subject to automatic full vesting on the date of the Award holder’s death, disability retirement or upon a change in control of Charter Financial Corporation.

Charter Financial Corporation may amend or terminate the RRP, in whole or in part, at any time, subject to the requirements of all applicable laws.

LIMITATIONS ON FEDERAL TAX DEDUCTIONS FOR EXECUTIVE OFFICER COMPENSATION

As a private entity, CharterBank had been subject to federal tax rules which permitted it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Because CharterBank is now a subsidiary of a public company, federal tax laws may limit this deduction in future years to $1 million each tax year for each executive officer named in the summary compensation table in Charter Financial Corporation’s proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is “qualified performance-based compensation” under applicable law or to compensation that is paid in satisfaction of commitments that arose before the conversion. Charter

Financial Corporation and CharterBank expect that the Personnel and Compensation Committee will take this deduction limitation into account with other relevant factors in establishing future compensation levels of their executive officers and in setting the terms of compensation programs. Currently, none of our executive officers receive annual compensation expected to exceed this limit. However, there is no assurance that all compensation paid to our executive officers will be deductible for federal income tax purposes. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Charter Financial Corporation and CharterBank will be reduced.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

CharterBank makes loans to its directors and executive officers and offers loans to all of its employees through an employee loan program. At September 30, 2003, loans to executive officers, directors and their associates totaled $418,666. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

CharterBank’s general counsel is the law firm of Johnson, Caldwell & McCoy. Curt M. Johnson, the brother of Robert L. Johnson and the son of John W. Johnson, Jr., is a partner of this law firm. The firm represents CharterBank in real estate and commercial loan closings and other matters, wherein CharterBank’s borrower typically pays the legal fees and expenses. CharterBank directly paid the law firm $117,080 for the year ended September 30, 2003. Borrowers of CharterBank paid additional fees related to loan closings to the law firm.

CharterBank leases its Shawmut branch, which is located at 3500 20th Avenue, Valley, Alabama, from the Taunton-Johnson Corporation in which Robert L. Johnson owns a minority interest and serves as the President. CharterBank paid Taunton-Johnson Corporation $50,297 for the year ended September 30, 2003 for the lease of the Shawmut Branch.

CODE OF ETHICS

We have adopted a Conflict of Interest Policy and Code of Conduct, which applies to all employees and officers of Charter Financial Corporation, First Charter MHC and CharterBank. We have also adopted a Code of Ethics for Senior Financial Officers of Charter Financial Corporation, which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for Charter Financial Corporation and CharterBank, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers of Charter Financial Corporation meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. We filed the Conflict of Interest Policy and Code of Conduct with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended September 30, 2003, and we filed the Code of Ethics for Senior Financial Officers of Charter Financial Corporation, with the SEC as an exhibit to our Form 8-K on January 26, 2004.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Charter Financial Corporation’s directors and executive officers, and persons who own more than 10% of Charter Financial Corporation’s common stock, to report to the SEC their initial ownership of Charter Financial Corporation’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and Charter Financial Corporation is required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to Charter Financial Corporation and written representations that no other reports were required during the fiscal year ended September 30, 2003, all Section 16(a) filing requirements applicable to Charter Financial Corporation’s executive officers and directors during fiscal 2003 were met.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2005 annual meeting of Charter Financial Corporation shareholders, we must receive them on or before September 26, 2004, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require Charter Financial Corporation to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Exchange Act.

In addition, under Charter Financial Corporation’s bylaws, if you wish to nominate a director or bring other business before an annual meeting:

•	You must be a shareholder of record and have given timely notice in writing to the Secretary of Charter Financial Corporation; and

•	Your notice must contain specific information required in our bylaws as summarized under Nominating and Corporate Governance Committee in this proxy.

By Order of the Board of Directors,

William C. Gladden

Corporate Secretary

West Point, Georgia

January 27, 2004

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

APPENDIX—A

AUDIT COMMITTEE CHARTER

CHARTER FINANCIAL CORPORATION

Objective

The objective of an Audit Committee (“Committee”) is to assist the directors in fulfilling their fiduciary responsibilities. The Committee in this document refers to the Audit Committees of Charter Financial Corporation and CharterBank. Members of the Committee should evaluate both Charter Financial Corporation and CharterBank’s compliance with laws, regulations, policies, plans, procedures, ethical standards and public responsibilities. The Committee should determine that Charter Financial Corporation and CharterBank have adequate administrative, operating and internal accounting controls. In addition, the Committee should seek to give assurance regarding the integrity of financial and other data based on Charter Financial Corporation and CharterBank activities. The Committee’s main purpose is to oversee the accounting and financial reporting processes of Charter Financial Corporation and CharterBank and the audits of the financial statements of Charter Financial Corporation and CharterBank, including the qualifications and independence of the auditors.

Responsibilities and Authority

Responsibilities Relating to Retention of Public Accounting Firms and Relationship with Auditor

1.	The Committee shall be directly responsible for appointing, compensating, overseeing, evaluating, and terminating the independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report and related work, subject to shareholder ratification. The accounting firm shall report directly to the Committee.

2.	Preapproval of Services. The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for Charter Financial Corporation by its independent auditor, subject to the deminimis exceptions for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception: The preapproval requirement set forth above, shall not be applicable with respect to non-audit services if:

(i) The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Charter Financial Corporation to its auditor during the fiscal year in which the services are provided;

(ii) Such services were not recognized by Charter Financial Corporation at the time of the engagement to be non-audit services; and

(iii) Such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

3.	The Committee shall obtain a formal written statement concerning the independence of the independent auditor.

4.	The Committee shall serve as the primary communication channel between the internal and external auditors and the Board of Directors, and assure that the independent auditors have free access to the Committee, without the presence of management, to discuss the results of their audits.

5.	The Committee shall meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

6.	The Committee shall obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures; (b) any material issues raised by: (i) the most recent internal quality-control review; (ii) the most recent peer review of the firm; or (iii) any inquiry or investigation by governmental or professional authorities within the preceding five years concerning one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships, both direct and indirect, between the auditor and Charter Financial Corporation. The Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Chairman of the Committee shall present the conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

7.	The Committee shall ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

8.	The Committee shall recommend to the Board policies for Charter Financial Corporation’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of Charter Financial Corporation.

9.	The Committee shall monitor the accomplishments of audit goals and objectives, and evaluate management’s response to audit findings and reports of examinations conducted by external auditors and regulatory authorities.

Financial Reporting and Disclosure Matters. The Committee, to the extent it deems necessary or appropriate shall:

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in Charter Financial Corporation’s Annual Report on Form 10-K.

2.	Review and discuss with management and the independent auditor Charter Financial Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Charter Financial Corporation’s financial statements, including any significant changes in Charter Financial Corporation’s selection or application of accounting principles, any major issues as to the adequacy of Charter Financial Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(i) All critical accounting policies and practices to be used;

(ii) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii) Other written material communications between the auditor and management.

5.	Discuss with management Charter Financial Corporation’s earnings press releases, including the use of “pro forma” or “non-GAAP financial measures”.

6.	Assess the impact on CharterBank and Charter Financial Corporation of new accounting principles or policies, promulgated by the accounting profession or proposed by CharterBank and Charter Financial Corporation personnel.

7.	Review published CharterBank and Charter Financial Corporation financial statements and the annual report for accuracy, timeliness and appropriate disclosure.

8.	Discuss with management and the independent auditor the effect of accounting initiatives as well as off-balance sheet structures on the financial statements.

9.	Prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in Charter Financial Corporation’s annual proxy statement.

Internal Audit. The Committee shall:

1.	Approve the selection and participate in the compensation and performance evaluation of the internal auditor. Evaluations should be based on audit reports submitted and on discussions with management and the external auditors.

2.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

3.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

4.	Follow-up on corrective actions taken to strengthen internal control.

Oversight and Compliance. The Committee shall:

1.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated, which requires the independent auditor, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts.

2.	Coordinate the investigation of conflicts of interest and unethical conduct.

3.	Obtain reports from management, Charter Financial Corporation’s senior internal auditing executive and the independent auditor that Charter Financial Corporation and CharterBank are in conformity with applicable legal requirements and the Conflict of Interest Policy and Code of Conduct and advise the Board with respect to Charter Financial Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with Charter Financial Corporation’s Conflict of Interest Policy and Code of Conduct.

4.	Review and approve all related party transactions, i.e., transactions required to be disclosed pursuant to SEC Regulations S-K, Item 404.

5.	Establish procedures for the receipt, retention and treatment of complaints received by Charter Financial Corporation or CharterBank regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

6.	Discuss with the legal counsel legal matters that may have a material impact on the financial statements or Charter Financial Corporation’s compliance policies.

7.	Ascertain that appropriate policy and procedures manuals exist, and are in use.

8.	Ascertain the sufficiency of budget funds for the audit function.

9.	Conduct an annual review of the Committee charter and recommend revision, as necessary.

10.	The Committee shall also have the authority, without the consent of management or the Board, at the Company’s expense, to the extent it deems necessary or appropriate, to retain special independent legal, accounting or other consultants to advise the Committee in connection with fulfilling its obligations hereunder.

The above responsibilities of the Committee will be discharged through review of audit reports and discussions with the internal and external auditor and Charter Financial Corporation and CharterBank management.

Committee Membership

The Committee shall consist of at least three “independent” directors elected annually by the Board of Directors. An “independent” director is defined as an individual who (a) meets the Nasdaq Stock Market’s definition of independent director; (b) meets the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (c) does not own or control 20% or more of Charter Financial Corporation’s voting stock (or such lower measurement as may be established by the SEC). Additionally, Committee members should have few or no ties to Charter Financial Corporation other than through their duties as Board members. In selecting the members of the Committee, the Board of Directors will take into account the requirements imposed by, and the interpretations of the applicable federal banking regulators.

Each Committee member must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Committee, with the assistance of the independent public auditors, shall develop and implement a skill enhancement plan and assess member contribution and performance.

The committee will use its best efforts to have an “audit committee financial expert” as defined by the SEC. Said “audit committee financial expert” will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be designated by the full Board of Directors at each annual meeting of the Board on the recommendation of the Nominating/Corporate Governance Committee. The Board shall designate one member of the Committee to serve as Chairman of the Committee.

Committee Meetings

The Committee shall meet at least quarterly, including an executive session with the internal and external auditor and otherwise as needed. The Committee may request any officer or employee or Charter Financial Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes should be prepared for each meeting.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Charter Financial Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Charter Financial Corporation, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of Charter Financial Corporation or CharterBank, which such members believe to be reliable and competent in the matters presented, or (ii) counsel, public accountants or other persons as to matters which the members believe to be within the professional competence of such persons.

APPENDIX—B

CHARTER

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

OCTOBER 28, 2003

Purpose

The purpose of the Nominating and Corporate Governance Committee (“Committee”) shall be to assist the Board in identifying qualified individuals to become Board members and in determining the composition of the Board of Directors and its committees. In addition, the Committee shall assist the Board in monitoring a process to assess Board effectiveness and in developing and implementing the company’s corporate governance guidelines. The Committee shall be composed of independent directors.

Committee Membership

The Nominating and Corporate Governance Committee of the Board of Directors of Charter Financial Corporation shall consist of a minimum of three directors. Members of the Committee shall be appointed and may be removed by the Board of Directors. All members of the Committee shall be independent directors, and shall satisfy the proposed Nasdaq Stock Market standard for independence for members of the Audit Committee.

Committee Authorities and Responsibilities

In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

A. Board of Director Nominees and Committees

1.	To lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for shareholder approval at the annual meeting. The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

2.	To review the Board of Directors’ committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3.	To develop and recommend to the Board of Directors for its approval an annual self-evaluation process of the Board and its committees. The Committee shall oversee the annual self-evaluations.

4.	To review on an annual basis director compensation and benefits.

5.	When vacancies occur or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines to meet the criteria and standards for recommendation to the Board.

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B. Corporate Governance

1.	To develop and recommend to the Board of Directors for its approval a set of corporate governance guidelines. The Committee shall review the guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

Subcommittees

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

Consultants

The Committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

Board Reports

The Committee shall report its actions and recommendations to the Board after each committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

Reliance on Information

The Committee and each member of the Committee in his or her capacities as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the company, whom such member believes to be reliable and competent in the matters presented, or (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such persons.

B-2

ANNUAL MEETING OF STOCKHOLDERS OF

Charter Financial Corporation

February 25, 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

--------------------------------------------------------------------------------------------------------------------------------------------------------

The Board of Directors unanimously recommends a vote “FOR” all of the nominees named in Item 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of two directors for terms of three years each.

NOMINEES:
☐ FOR ALL NOMINEES O John W. Johnson, Jr. O William B. Hudson.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting dated January 27, 2004.

I Will Attend Annual Meeting.    ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

CHARTER FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors of Charter Financial Corporation

for the Annual Meeting of Stockholders to be held on February 25, 2004.

The undersigned stockholder of Charter Financial Corporation hereby appoints John W. Johnson, Jr. and Robert L. Johnson, each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Charter Financial Corporation held of record by the undersigned on December 31, 2003, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on February 25, 2004, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement, dated January 27, 2004 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

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